UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________________

FORM 8-K
_________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2010

TEXAS INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4887	75-0832210
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1341 West Mockingbird Lane Dallas, Texas		75247
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code:  (972) 647-6700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement

As previously reported, on July 27, 2010, Texas Industries, Inc. (the “Company”) commenced a cash tender offer (the “Offer”) for any and all of the $550,000,000 aggregate principal amount of its 7¼% Senior Notes due 2013 (the “7¼% Notes”) outstanding under the Indenture dated as of July 6, 2005, among the Company, the guarantors named therein, and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture and Second Supplemental Indenture, both dated as of August 18, 2008, and subsequently supplemented by a Third Supplemental Indenture dated as of August 5, 2010 (as so supplemented, the “Indenture”).  Pursuant to the Offer, the Company purchased $536,582,000 aggregate principal amount of the 7¼% Notes.  On September 9, 2010, the Company redeemed the remaining $13,418,000 aggregate principal amount of the 7¼% Notes at a price of 101.813% of the principal amount thereof, plus accrued and unpaid interest on the 7¼% Notes to, but not including, the redemption date.  The Company used the net proceeds from the previously reported issuance and sale of $650,000,000 aggregate principal amount of its 9¼% Senior Notes due 2020 to pay the purchase or redemption price of the 7¼% Notes.  As a result of the purchase or redemption of all the outstanding 7¼% Notes, the Indenture has been terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Texas Industries, Inc.

By:  /s/ Kenneth R. Allen
Kenneth R. Allen
Vice President, Finance  and Chief Financial Officer

Date: September 9, 2010